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                     September 14, 2023

       Ransom Jones
       Chief Financial Officer
       Greenway Technologies, Inc.
       1521 North Cooper Street, Suite 205
       Arlington, Texas 76011

                                                        Re: Greenway
Technologies, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed April 14,
2023
                                                            File No. 000-55030

       Dear Ransom Jones:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing